Exhibit 2.2

MODIFICATION AGREEMENT

This Modification Agreement (“Modification”) is executed and delivered as of February 8, 2022, by and among Nuevo Holding, LLC, a New Mexico limited liability company (“RGA Purchaser”), Nuevo Elemental Holding, LLC, a New Mexico limited liability company (“Elemental Purchaser”, and, together with RGA Purchaser, each a “Purchaser” and, together, the “Purchasers”) Medicine Man Technologies, Inc., a Nevada corporation (“Parent” and, together with Purchasers, the “MMT Parties”) and William Ford (“Representative”, and, together with the MMT Parties, the “Modification Parties”), in his capacity as Representative, in connection with that certain Purchase Agreement, dated as of November 29, 2021, by and among the MMT Parties, Reynold Greenleaf & Associates, LLC, a New Mexico limited liability company (“RGA”), Representative (together with RGA, each a “Seller”, and, together, the “Sellers”), Elemental Kitchen and Laboratories, LLC, a New Mexico limited liability company (“Elemental”), William N. Ford, John Christopher Romero, Jacob Christopher White, GLNM, LLC, Alexandra Falter-Hahn, and Michael Grimes (collectively, the “Equityholders”) (the “Purchase Agreement”, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement).

WHEREAS, pursuant to the Purchase Agreement, RGA Purchaser is to acquire certain Owned Real Property from RGA;

WHEREAS, pursuant to the Purchase Agreement, the Parties are to work together reasonably and in good faith to finalize the Line Item Adjustment multipliers as set forth on Exhibit G of the Purchase Agreement;

WHEREAS, pursuant to Section 9.8 of the Purchase Agreement, the terms of the Purchase Agreement may be waived, amended or modified pursuant to an agreement in writing signed by the Parties;

WHEREAS, pursuant to Section 9.13(a)(ii) of the Purchase Agreement, the Sellers and the Equityholders have authorized the Representative to negotiate, execute and deliver such waivers, modifications, amendments, consents and other documents required or permitted to be given in connection with the Purchase Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable; and

WHEREAS, the Modification Parties desire to modify the Purchase Agreement as set forth below.

NOW THEREFORE, the parties hereby agree as follows:

1.                  Modification of Owned Real Estate Transfer. The Modification Parties hereby agree that the Owned Real Property located on Old Posse Trail in NW Albuquerque (the “OPT Land”) will not be transferred as set forth in the Purchase Agreement, and instead shall be retained by RGA. In furtherance of this modification, the Modification Parties agree that any covenants or obligations set forth in the Purchase Agreement specifically relating to the OPT Land (including, without limitation, the covenant of Purchaser set forth in Section 6.11 of the Purchase Agreement and the delivery obligation of Sellers set forth in Section 3.2(d)(ix) of the Purchase Agreement) are hereby permanently and irrevocably waived. The Purchasers hereby agree to make a donation of $750,000 at Closing to the Sterling Foundation.

2.                  January Flower. In January, one of the NFPs purchased Four Hundred (400) pounds of flower from a third party at a value of $2,000 per pound or a total value of $800,000. These 400 pounds of flower would remain in inventory at the relevant NFP for sale at the start of adult use sales. Assuming these 400 pounds of flower are in inventory at Closing, Purchaser will increase Purchase Price by the agreed upon $800,000 to reimburse Sellers for the cost of this material.

3.                  Line Item Adjustment multipliers. Pursuant to Section 5.1 of the Purchase Agreement, the Parties are to work together reasonably and in good faith to finalize the Line Item Adjustment multipliers as set forth on Exhibit G of the Purchase Agreement. The Modification Parties acknowledge that the Line Item Adjustments attached hereto as Exhibit A are agreed to among the Parties and shall be considered final for the purposes of the Purchase Agreement.

4.                  Base Cash Amount. The Modification Parties hereby agree that the reference to “Base Cash Amount in Row (a) of Schedule 1.1 of the Purchase Agreement and Row (a) Schedule 1.2(a) of the Purchase Agreement refers to the Base Cash Amount calculated as the Cash of all of the Company Parties.

5.                  Loan to Jacob White. RGA has disclosed a loan made by RGA to Jacob White. The Modification Parties agree that this loan shall be deemed an Excluded Asset, and any related liability shall be deemed an Excluded Liability.

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6.                  Control Payment. In connection with Items 2 and 3 of Schedule 2.5 of the Purchase Agreement, Purchasers shall make a total payment of $500,000 to Representative at Closing in connection with the change of control of Medzen and RGO. This payment shall not be an increase in the Purchase Price, but instead shall come from the Closing payment otherwise made to RGA.

7.                  Governing Law. This Waiver shall be governed by the laws of the State of Delaware, without regards to the conflicts of laws principles of the State of Delaware or any other jurisdiction.

8.                  Representation of Authority. Representative hereby represents and warrants that he, in his capacity as Representative, has the power and authority to enter into this Modification on behalf of the Sellers and Equityholders.

9.                  Counterparts and Electronic Signatures. This Modification may be executed in any number of counterparts, each such counterpart shall be deemed an original instrument, and all such counterparts together shall constitute but one agreement. Counterparts may be executed and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so executed and delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Modification as of the date first written above.

PARENT:

MEDICINE MAN TECHNOLOGIES, INC.,

a Nevada corporation

By: /s/ Justin Dye

Name: Justin Dye

Title: Chief Executive Officer

PURCHASERS:

NUEVO HOLDING, LLC

By: /s/ Justin Dye

Name: Justin Dye

Title: Authorized Signatory

NUEVO ELEMENTAL HOLDING, LLC

By: /s/ Justin Dye

Name: Justin Dye

Title: Authorized Signatory

REPRESENTATIVE:

By: /s/ William Ford

Name: William Ford

[Signature Page to Modification Agreement]

Exhibit A

Line Item Adjustments